Exhibit D(22)

AMENDMENT

DATED JUNE 1, 2011 TO

INVESTMENT MANAGEMENT AGREEMENT

for

MassMutual Select Fundamental Value Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and the MassMutual Institutional Funds (now known as the MassMutual Select Funds) (the “Trust”) entered into an Investment Management Agreement (the “Agreement”), effective as of December 31, 2001 with respect to the MassMutual Select Fundamental Value Fund (the “Fund”), a series of the Trust; and

WHEREAS, MassMutual and the Trust desire to amend the compensation of MassMutual as described in the Agreement:

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

The Trust agrees to pay the Manager and the Manager agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee at the annual rate of .65% of the first $1.25 billion of average daily net assets of the Fund, .625% on the next $250 million of average daily net assets, and .60% on assets in excess of $1.5 billion, determined at the close of the New York Stock Exchange on each day that the Exchange is open for trading and paid on the last day of each month.

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Eric Wietsma
Name:	Eric Wietsma
Title:	Senior Vice President

MASSMUTUAL SELECT FUNDS on behalf of MassMutual Select Fundamental Value Fund

By:	/s/ Nicholas H. Palmerino
Name:	Nicholas H. Palmerino
Title:	CFO and Treasurer